Spark Energy, Inc. Announces Termination of Tax Receivable Agreement

HOUSTON, July 15, 2019 (ACCESSWIRE) -- Spark Energy, Inc. (“Spark” or the “Company”) (NASDAQ: SPKE), announced today that it has entered into a TRA Termination and Release Agreement (the “Release Agreement”), and agreed to pay $11.2 million to terminate and settle all present and future obligations under the Tax Receivable Agreement (“TRA”) that was established at the time of Spark’s initial public offering in 2014. At March 31, 2019, Spark carried a TRA liability of $27.6 million. This settlement will result in a $16.4 million pre-tax benefit that will result in an increase in stockholders equity.

“We are extremely pleased to be able to settle our obligations at a significant discount to the calculated early termination payment under the TRA” said Nathan Kroeker, Spark’s President and Chief Executive Officer. “This settlement allows us to remove a significant future cash outflow, reduce general and administrative costs and reporting complexities currently required by the TRA, and take full advantage of the step-up in tax basis associated with future conversions. We would like to thank Mr. Maxwell, once again, for his continued commitment to bringing shareholder value to Spark. We believe this simplifies Spark’s structure as we continue to tell our story to investors and potential strategic partners.”

A special committee of the Board of Directors, consisting solely of independent directors, has approved this transaction. Absent the Release Agreement, Spark anticipated making TRA payments totaling $68.7 million, undiscounted, over the life of the TRA. The terms of the Release Agreement waive the early termination payment Spark would otherwise be required to make for an early termination of the TRA, which would have been approximately $49.3 million using June 24, 2019 as a hypothetical early settlement date.

Under the Release Agreement, Spark will retain the existing tax asset created by previous conversions of Class B shares (together with an equal number of Spark Holdco units) by Mr. Maxwell. In the event of any future conversions by Mr. Maxwell, Spark will retain 100% of the associated tax benefit. Investors are encouraged to read the full text of the Release Agreement, which will be filed on a Current Report on Form 8-K.

About Spark Energy, Inc.
Spark Energy, Inc. is an independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 19 states and serves 94 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.
We use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should note that new materials, including press releases, updated investor presentations, and financial and other filings with the Securities and Exchange Commission are posted on the Spark Energy Investor Relations website at ir.sparkenergy.com. Investors are urged to monitor our website regularly for information and updates about the Company.

Cautionary Note Regarding Forward Looking Statements
This release contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project,” or other similar words. Forward-looking statements appear in this press release and include statements about the TRA and the Release Agreement. The forward-looking statements in this press release are subject to risks and uncertainties. Important factors that could cause actual results to materially differ from those projected in the forward-looking statements include, but are not limited to the “Risk Factors” in our latest Annual Report on Form 10-K for the year ended December 31, 2018, in our Quarterly Reports on Form 10-Q, and other public filings and press releases.
You should review the risk factors and other factors noted throughout this press release. All forward-looking statements speak only as of the date of this press release. Unless required by law, we disclaim any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise. It is not possible for us to predict all risks, nor can we assess the impact of all factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
Contact: Spark Energy, Inc.
Investors:
Christian Hettick, 832-200-3727
Media:
Kira Jordan, 832-255-7302

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